Exhibit 3.3

MODE MOBILE, INC.

SECOND AMENDMENT TO THE

INVESTORS’ RIGHTS AGREEMENT

This Second Amendment to the Investors’ Rights Agreement (this “Amendment”) is entered into as of August 26, 2026, by and among Mode Mobile, Inc., a Delaware corporation (f/k/a Nativ Mobile Inc.) (the “Company”), and the undersigned stockholders of the Company (the “Holders”). This Amendment amends the Investors’ Rights Agreement, dated as of February 25, 2021, by and among the Company and certain Holders and other stockholders of the Company parties thereto, as amended by that certain Omnibus Amendment and Waiver of the Company, dated as of May 16, 2024 (as amended, the “Investors’ Rights Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Investors’ Rights Agreement.

RECITALS

WHEREAS, Section 6.6 of the Investors’ Rights Agreement provides that any term of the Investors’ Rights Agreement may be amended with the written consent of (i) the Company and (ii) the holders of a majority of the Company Securities then outstanding (other than Company Securities acquired by the exercise of stock options), held by the parties to the Investors’ Rights Agreement, voting together as a single class on an as-converted basis (the “Requisite Holders”); and

WHEREAS, the Company and the undersigned Holders, constituting the Requisite Holders, desire to amend the Investors’ Rights Agreement as set forth below.

AGREEMENT

In consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Investors’ Rights Agreement.

1.1 Each reference to “a majority” in Section 6.6 of the Investors’ Rights Agreement is hereby deleted and replaced with the words “a majority of the voting power”.

1.2 Section 6.5 of the Investors’ Rights Agreement is hereby amended to update the address for copies of notices as follows: if notice is given to the Company, a copy (which shall not constitute notice) shall also be sent to Neal, Gerber & Eisenberg LLP, 225 West Randolph Street, Suite 2800, Chicago, Illinois 60606, Attention: Michael B. Gray, email: [_].

2. No Other Amendments. Except as expressly set forth herein, all terms and conditions of the Investors’ Rights Agreement shall remain in full force and effect. This Amendment shall be deemed incorporated into and made a part of the Investors’ Rights Agreement.

3. Governing Law; Dispute Resolution; Waiver of Jury Trial. Sections 6.2, 6.11 and 6.12 of the Investors’ Rights Agreement are incorporated herein mutatis mutandis.

4. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000), facsimile or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature pages follow]

1

IN WITNESS WHEREOF, the parties have executed this Second Amendment to the Investors’ Rights Agreement as of the date first written above.

COMPANY:

MODE MOBILE, INC.

By:	/s/ Daniel Novaes
Name:	Daniel Novaes
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Second Amendment to the Investors’ Rights Agreement as of the date first written above.

HOLDERS:

[HOLDERS SIGNATURES OMITTED]